Exhibit 11.1

KYOCERA CORPORATION

Code of Ethics for Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and

Members of Kyocera Disclosure Committee

(Amended on June 1, 2005)

Article 1. Purpose

This Code of Ethics (the “Code”) sets forth standards in compliance with the internal regulations of Kyocera Corporation (“Kyocera”) such as Kyocera Philosophy, Kyocera Guidelines for Ethical Conduct and Kyocera Accounting Policies, that Kyocera’s Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”), Chief Operating Officer (the “COO”), and members of Kyocera Disclosure Committee (1) (collectively, “Covered Members”) must follow in performing their duties to;

(1)	promote faithful and ethical conduct, including the ethical handling of conflicts of interest;

(2)	promote full, fair, accurate, timely and understandable disclosure;

(3)	promote compliance with applicable laws and regulations; and

(4)	deter wrongdoing.

Article 2. Faithful and Ethical Conduct

Each Covered Member must act faithfully and ethically in performing his or her duties and must always maintain high level of professional ethics.

Article 3. Compliance with Applicable Laws

Each Covered Member must comply with, and observe the spirit of, all Japanese and foreign laws, accounting standards, regulations of self-regulating organizations applicable to him or herself and with internal regulations and guidelines of Kyocera including the Code.

Article 4. Conflict of Interest

A conflict of interest occurs when an individual’s private interest interferes or appears to interfere with the interests of Kyocera. A conflict of interest can arise when a Covered Member takes actions or has interests that may make it difficult to perform his or her work at Kyocera objectively and effectively.

Each Covered Member must:

(1)	always set his or her work duties above his or her private interest;

(2)	deter the occurrence of conflicts of interest;

(3)	promptly notify the CEO when the occurrence of a conflict of interest is reasonably foreseeable in course of a transaction, etc.; and

(4)	refrain from engaging in any transactions listed above without a prior approval of the CEO.

Article 5. Notice of Violation

(1)	Discretion and responsibility to apply and enforce the Code shall lie with the CEO.

(2)	Each Covered Member must immediately notify the CEO of any existing or potential violation of the Code when reasonably so judged.

(3)	Upon being notified of a violation of the Code in accordance with the above clause or by an employee or other party, the CEO shall take all actions he considers appropriate to investigate such violation.

(4)	When the CEO determines the existence of a violation or a potential violation of the Code as a result of the investigation conducted in accordance with the above clause, the CEO shall take a punitive action against a violator, and shall take all corrective and preventive actions against such violation.

(5)	A person who was reported for violation of the Code must not retaliate against any person who made such report in good faith.

Article 6. Disclosure of Financial and Related Information

Each Covered Member must:

(1)	be responsible for the information contained in any document submitted to the public authorities and any other materials disclosed to the public and the method of disclosure of such information to be fair, appropriate timely and understandable;

(2)	be responsible for the establishment and maintenance of the disclosure and internal control system regarding the documents and materials described in the above clause. He or she must familiarize him or herself with and comply with disclosure requirements applicable to the Company, including controls and procedures regarding any reports and statements the Company is required to submit to the United States Securities Exchange Commission (the “SEC”);

(3)	fully review and study such information prior to the disclosure by him or herself, or by appointed third party he or she considers appropriate to conduct such review and study as necessary; and

(4)	not knowingly misrepresent, or cause an employee who is engaged in preparation of Kyocera’s financial statements, an independent auditor, a government regulatory authority and a self-regulating organization to materially misrepresent the facts about Kyocera upon preparing Kyocera’s financial and related information.

Article 7. Waiver and Its Disclosure

Any waiver of the Code must require an approval of the CEO. Regardless of whether explicitly or implicitly granted, such waiver must be disclosed in an appropriate manner in accordance with applicable laws, including the SEC regulations.

Article 8. Amendment and Disclosure

Any change of the Code must require an approval of the CEO. Such change must be disclosed in an appropriate manner in accordance with applicable laws and regulations, including the SEC regulations.

Article 9. Effective Date

The Code is effective on and from June 1, 2005.

(Established)	September 10, 2004

(Amended)	June 1, 2005

Note:

Kyocera Disclosure Committee consists of Executive Officers and Senior Managers who are responsible for disclosure of Kyocera’s information listed below and governs the management of Kyocera’s disclosure control.

- General affairs, human resource, stock-related

- Business strategies

- Legal affairs and intellectual properties

- Business systems administration

- Accounting and taxation

- Financial affairs and investor relations

- Corporate development

- Internal control and risks related financial affairs and accounting

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